UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): December 2, 2010
DOLLAR FINANCIAL CORP.
(Exact name of registrant as specified in charter)
Not Applicable
(Former name or former address, if changed since last report)

DELAWARE (State or Other Jurisdiction of Incorporation)	000-50866 (Commission file number)	23-2636866 (I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania (Address of principal executive offices)	19312 (Zip Code)
610-296-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
Exhibit Index
EX-10.1
EX-99.1

Item 1.01	Entry into a Material Definitive Agreement.
On December 2, 2010, Dollar Financial U.K. Limited (the “Company”), a wholly owned subsidiary of Dollar Financial Corp. (“Dollar”), entered into a share purchase agreement (the “Purchase Agreement”) with NSF Nordic Special Finance AB (the “Seller”), pursuant to which the Company has agreed to purchase from Seller (the “Acquisition”) all of the outstanding capital stock of Sefina Finance AB (“Sefina”), a Scandinavian pawn lending business with its headquarters in Stockholm, Sweden. Sefina, which has a more than 125 year operating history, provides pawn loans primarily secured by gold jewelry, diamonds and watches through its 16 retail store locations in Sweden and 12 retail store locations in Finland.
Based upon an exchange rate of SEK 6.90 to USD 1.00 as of December 2, 2010, the purchase price for the Acquisition would be approximately $73.0 million, of which approximately $58.0 million would be paid to Seller upon the closing of the Acquisition and in the aggregate approximately $15.0 million would be paid in equal installments on each of March 31, 2011, June 30, 2011 and September 30, 2011. In conjunction with the Acquisition, Sefina will retain approximately $60.0 million of outstanding balances on its existing working capital lines of credit (the “Assumed Indebtedness”), which currently have interest rates of approximately 4%, and are secured by the value of Sefina’s pawn pledge stock. Furthermore, the Company will be required to make additional cash payments to the Sellers over the two years following the closing of the Acquisition based on Sefina’s financial performance.
The completion of the Acquisition is contingent upon customary closing conditions, including local regulatory approval. The Company expects to complete the Acquisition on or before January 31, 2011; however, there is no assurance that the Acquisition will be consummated at that time or thereafter. The Purchase Agreement may be terminated by the Company or the Seller at any time after January 31, 2011 due to a failure to satisfy any of the closing conditions under the Purchase Agreement prior to such date.
The Purchase Agreement includes customary non-competition and confidentiality obligations. The Purchase Agreement also contains customary representations and warranties, covenants and indemnification provisions.
Neither the Company nor any of its subsidiaries or respective affiliates has any material relationship with the Seller or any of its affiliates other than in respect of the Purchase Agreement and the other ancillary agreements entered into in connection with the Acquisition.
A copy of the press release issued by Dollar announcing the Acquisition is filed as Exhibit 99.1 to this Form 8-K.
In connection with the execution of the Purchase Agreement, Dollar entered into an amendment to its Amended and Restated Credit Agreement dated as of December 23, 2009 among the Company, certain affiliates of the Company and the lenders party thereto (as previously amended, restated, or otherwise modified, and as may be amended, restated, or otherwise modified from time to time, the “Credit Agreement Amendment”) that removes certain restrictions as they would relate to Sefina and permits the Company to maintain the Assumed Indebtedness upon the closing of the Acquisition. A copy of the Credit Agreement Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Title
10.1
First Amendment to and Consent Under Amended and Restated Credit Agreement dated as of December 2, 2010 among Dollar Financial Corp., Dollar Financial Group, Inc., National Money Mart Company, Dollar Financial U.K. Limited, the several lenders parties thereto, and Wells Fargo Bank, National Association, as administrative agent

99.1	Press release of Dollar Financial Corp. issued on December 2, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR FINANCIAL CORP.
Date: December 8, 2010	By:	/s/ William M. Athas
		Name:	William M. Athas
		Title:	Senior Vice President of Finance and Corporate Controller

Exhibit Index

Exhibit Number	Exhibit Title
10.1
First Amendment to and Consent Under Amended and Restated Credit Agreement dated as of December 2, 2010 among Dollar Financial Corp., Dollar Financial Group, Inc., National Money Mart Company, Dollar Financial U.K. Limited, the several lenders parties thereto, and Wells Fargo Bank, National Association, as administrative agent

99.1	Press release of Dollar Financial Corp. issued on December 2, 2010